Hong Kong Highpower Technology Announces Growth Expectations and Expansion Plans

HONG KONG AND SAN JOSE, CALIF., July 31, 2008 - Hong Kong Highpower Technology, Inc. (Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) batteries and related products, today announced its growth expectations and business expansion plans following the Company’s recent common stock listing on the American Stock Exchange.

Hong Kong Highpower Technology’s batteries are used in consumer applications such as portable electronic devices and toys, and industrial applications such as medical devices and communications equipment. The Company’s manufacturing and product development facilities are located in Shenzhen, China, which facilitates low labor costs and easy access to land and raw materials, as well as additional cost and cycle time advantages garnered by proximity to electronics supply chains and end-markets. Hong Kong Highpower Technology’s products are distributed worldwide, and customers include leading battery OEMs Energizer Battery and UniRoss.

Since inception in 2001, Hong Kong Highpower Technology has achieved a compounded annual sales growth rate of 112% to net sales of $73.3 million in 2007. The Company’s net sales target for 2008 is approximately $90 million representing year-over-year growth of more than 20%.

George Pan, Chairman and Chief Executive Officer stated, “Our significant expertise in Ni-MH battery technology and development enables us to maintain the highest standard of product quality and consistency, control our costs, and keep pace with evolving industry standards. Our large scale quality manufacturing is also an important competitive advantage, and last year we reached a major milestone in Ni-MH battery production of 100 million units for the year.

“We are leveraging our competitive leadership and expertise in Ni-MH batteries to enter the lithium-ion-based battery market, which will provide a highly complementary product line and incremental revenue stream,” Pan continued. “We have begun production of a line of lithium-ion (Li-ion) batteries as samples for potential customers to complement our current Ni-MH battery products so that we are less vulnerable to price increases in nickel. We intend to expand production of our Li-ion battery products in the near future, and we also intend to expand our market share geographically by increasing our marketing investment to the U.S., Russia, Europe and India this year.”

Hong Kong Highpower Technology, Inc.

Ni-MH and Li-on Batteries

Hong Kong Highpower Technology’s Ni-MH rechargeable batteries have been developed to respond to a number of specific market requirements such as recyclability, high power, high energy density, long life, low cost, environmental safety and other important characteristics for consumer and OEM applications. Both Ni-MH and Li-ion batteries can replace high toxicity nickel cadmium (Ni-Cad) rechargeable batteries, and regulatory requirements, mostly in European countries, are mandating moves toward Ni-MH and Li-ion standards. This trend is expected to substantially replace single-use batteries over the long run, resulting in large scale growth and expansion of the rechargeable battery market and better outcomes for the environment. Demand for Li-ion batteries is currently outpacing worldwide supply, and the Li-ion share of the global rechargeable battery business is expected to nearly double to $6.0 billion by 2012.[1]

In 2006, the global rechargeable battery market exceeded $7.0 billion.[1] Through its significant production capacity and established distribution networks, Hong Kong Highpower Technology has become a worldwide leader in the Ni-MH rechargeable battery market capturing an estimated 10% market share. The Company plans to expand its global market share to 15% in 2008 and to 30% by 2012 through strategies to expand its overseas distribution channels and grow its existing and new product offering to drive revenue.

HPJ Common Stock

Hong Kong Highpower Technology common stock began trading on June 19, 2008 on the American Stock Exchange. A public offering of 603,750 shares of common stock at $3.25 per share (including exercise of the over-allotment option) was completed on June 26, 2008.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit http://www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Hong Kong Highpower Technology (“HPJ” or the “Company”) to differ materially from the results expressed or implied by such statements. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Hong Kong Highpower Technology, Inc.

1. Source: AVICENNE Compilation research report, June 2007.

Media and Investor inquiries:

Financial Profiles, Inc.
Brandi Floberg/Casey Molda
(310) 277-4711
HPJ@finprofiles.com

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